Code of Ethics

Investment advisors are fiduciaries that owe undivided loyalty to their clients. Investment advisors are trusted to represent the interests of their clients in many matters, and advisors should hold themselves to the highest standard of fairness in these matters. Rule 204A-1 under the Advisers Act requires each registered investment advisor to adopt and implement a written code of ethics that contains provisions regarding the fiduciary duty of the advisor to its clients, compliance with all applicable federal securities laws, reporting and review of personal securities holdings and transactions, reporting violations of the code, and the provision of the code to all supervised persons. Similar requirements are contained in rule 17j-1 under the Investment Company Act.

Risks. In developing these policies and procedures, we considered the material risks associated with administering our code of ethics. This analysis includes risks such as:

Supervised Persons may not understand the fiduciary duty that they and our firm owe to clients;

Supervised Persons may fail to identify and comply with applicable federal securities laws;

Supervised Persons may not report personal securities transactions;

Supervised Persons may trade personal accounts ahead of client accounts;

Supervised Persons may allocate profitable trades to personal accounts or unprofitable trades to client accounts;

Violations of the federal securities laws, the code of ethics, or the policies and procedures set forth in this compliance manual may not be reported to the CCO;

We may not provide the code of ethics and any amendments to all Supervised Persons;

We may not retain written acknowledgments that Supervised Persons have received the code of ethics and any amendments;

Supervised Persons may place trades in personal or client accounts based on material nonpublic information;

Supervised Persons may pass on material nonpublic information to others; and

Supervised Persons may not be aware of what constitutes material nonpublic information.

We have established the following guidelines to mitigate these risks.

Duties of CCO. The CCO is responsible for administering the code of ethics. Any questions or concerns with regard to the code of ethics, including violations, should be promptly brought to the attention of the CCO.

Notwithstanding anything to the contrary in this compliance manual, the CCO, or in her absence a person duly authorized to take her place, (1) may refuse to authorize a personal transaction that is permitted by the code of ethics if she determines that the transaction would be inappropriate under the circumstances and (2) may approve a personal transaction that is proscribed by the code of ethics or that is not addressed in the code of ethics if she determines that the transaction would not be adverse to the interests of our clients and does not create an actual or potential conflict of interest or the appearance of a conflict of interest. Notwithstanding the foregoing, the CCO or another authorized person may waive only provisions of the code of ethics that are not required by rule 204A-1 under the Advisers Act or rule 17j-1 under the Investment Company Act, and the basis for waiver will be set forth in a writing maintained in our files.

Duties of Supervised Persons and Access Persons. Each Supervised Person should act on our behalf in a manner that complies with all laws and regulations under which we operate, including without limitation the federal securities laws. For these purposes, the federal securities laws include the Advisers Act, the Investment Company Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, title V of the Gramm-Leach-Bliley Act (1999) regarding privacy, the Bank Secrecy Act as it applies to funds and investment advisors, and any rules adopted by the SEC or the Department of the Treasury under these statutes.

Nonpublic information regarding the firm and its business, Supervised Persons, clients, suppliers, or vendors is confidential, as is information relating to the portfolio holdings of the Fund. Except in connection with the performance of their duties, Supervised Persons may neither disclose this information nor use it for trading in securities or for other personal gain so long as they are, and after they cease to be, Supervised Persons. A Supervised Person who becomes aware, directly or indirectly, of a violation of the code of ethics, the insider-trading policy, or a related law or rule should report the violation promptly to the CCO. Further, Supervised Persons should promptly comply with the compliance certification procedures established by the CCO.

As discussed below under “Reporting” in this section, Access Persons are required to submit quarterly reports regarding personal securities holdings and transactions on behalf of themselves and their Affiliated Persons. The CCO establishes the format for these reports based on the requirements of the rules under the Advisers Act and the Investment Company Act.

Code of Conduct. All personal securities transactions should be conducted in compliance with the code of ethics and the insider-trading policy and in such a manner as to avoid any actual or potential conflict of interest, any appearance of a conflict of interest, or any abuse of our position of trust and responsibility. Supervised Persons should resolve any doubt as to the meaning of the code of ethics or the insider-trading policy in favor of the highest standards of ethical conduct. The code of ethics and the insider-trading policy do not identify all possible ethical requirements, and literal compliance with each of the specific provisions in the code of ethics will not shield a Supervised Person from liability for personal trading or other conduct that violates our fiduciary duty to our clients.

We encourage each Supervised Person to consult in advance with the CCO regarding any question concerning the propriety or reasonableness of a prospective transaction governed by the code of ethics or the insider-trading policy.

Personal Securities Transactions. The firm and each Access Person owe our clients a duty of loyalty and a duty of care. While we permit Access Persons and their Affiliated Persons to engage in personal securities transactions, we recognize that these transactions involve the potential for conflicts of interest.

In general, an Access Person and his Affiliated Persons may not purchase or sell securities for their own accounts prior to our recommending the securities to, or purchasing or selling the securities for, our clients if the purchase or sale might disadvantage our clients in terms of the price of the security. This practice is sometimes called front running.

Furthermore, neither an Access Person nor his Affiliated Persons may misappropriate the investment opportunity of a client. By way of illustration, an Access Person may not purchase or sell securities for his own account if the purchase or sale would preclude or hinder a client from purchasing or selling securities that we would otherwise have recommended to or purchased or sold for the client. An exception to this policy occurs if purchases or sales for client accounts are aggregated with purchases or sales for the accounts of Access Persons or their Affiliated Persons, and a particular order is not fully filled.

We have established the following guidelines and restrictions with respect to personal securities transactions:

Access Persons and their Affiliated Persons may generally have accounts holding securities through the firm or elsewhere, so long as these accounts are promptly reported to the CCO. For these purposes, securities include equity securities, fixed-income securities, securities of Reportable Funds (including the Fund), and certain derivatives and options (except options on futures). The term also includes securities that are being offered in an initial public offering and securities to be acquired in a private offering pursuant to Regulation D under or section 4(a)(2) or 4(a)(5) of the Securities Act of 1933, including securities of private hedge funds and private-equity funds. Each Access Person is required to provide the CCO with quarterly reports in the form that she establishes with respect to holdings and transactions in these securities.

Neither an Access Person nor his Affiliated Persons may effect a Reportable Transaction unless William Spears, Robert Raich, or James Breece has specifically authorized the transaction in advance and in writing (including through an electronic-mail communication).

The approval of only one of these three authorizing individuals is sufficient, except that an authorizing individual is not permitted to approve his own trading requests. The CCO and Michele Cleary will be copied on any request for trading authorization and on the response of the authorizing individual. Unless an approval expressly states otherwise, obtaining clearance enables the Access Person or his Affiliated Person to place an order only on the date of the clearance, except that authorizations to participate in initial public offerings, private placements, and other limited offerings are good for thirty days. Other than in these circumstances, if the transaction is not completed on the date of the clearance, a fresh clearance is required before further trading occurs.

A “Reportable Transaction” means any transaction in Reportable Securities (as defined below), except (1) transactions in accounts over which a person has no direct or indirect influence or control, such as an account managed by the firm or another investment advisor on a fully discretionary basis, and (2) transactions effected pursuant to an automatic investment plan (such as a dividend reinvestment plan). Transactions in shares of the Fund and exchange-traded funds do not require advance authorization, but transactions in shares of the Fund and exchange-traded funds should be reported. Any investment plan or securities accounts that may be eligible for an exception should be brought to the attention of the CCO, who will determine whether an exception applies. In making this determination, the CCO may ask for supporting documentation, such as the documents relating to the automatic investment plan or a written certification regarding the absence of influence or control. Periodic recertifications may also be obtained.

A “Reportable Security” means any security, except (1) direct obligations of the United States government, (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, (3) shares issued by registered open-end investment companies (such as mutual funds) other than the Fund, (4) shares issued by money-market funds, and (5) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies other than the Fund. Shares of the Fund and exchange-traded funds are Reportable Securities.

Reportable Transactions for the personal accounts of Access Persons and their Affiliated Persons that we manage may be aggregated with client orders. If an aggregated order is not fully filled, client accounts and personal accounts will receive reduced quantities pro rata, based on the quantities initially sought. Orders placed for personal accounts that we do not manage should be executed only after we have placed our orders.

Neither a Supervised Person nor his Affiliated Persons may knowingly effect any transaction in a security (including without limitation short-selling and the use of put and call options) that has an economic effect opposite to a discretionary client transaction on the same day, unless prior to the transaction, the Supervised Person requests the permission of the CCO, specifying the reasons and justification for the transaction, and the CCO authorizes the transaction based upon a determination that the transaction does not disadvantage our clients and does not create a real or potential conflict of interest or the appearance of a conflict of interest. The CCO will maintain a written record of the request and her response, which may be in the form of a diary note.

No Access Person may, directly or indirectly, invest in any business, partnership, sole proprietorship, or joint venture that directly or indirectly competes with the services provided by the firm, unless the investment represents a passive and insignificant ownership in a publicly traded company. The making of such an investment is subject to all provisions of the code of ethics.

Reporting. Each Access Person is required to submit to the CCO quarterly reports regarding all Reportable Securities owned by, and all Reportable Transactions executed by, the Access Person and his Affiliated Persons. The report should be submitted within thirty days following the end of each calendar quarter. An Access Person should notify the CCO of any Covered Account (as defined below) held or established during the quarter by him or his Affiliated Persons using this quarterly report. Each newly hired Access Person is required to submit an initial report disclosing all Reportable Securities held by the Access Person and his Affiliated Persons. The initial report should be submitted within ten days after the relationship between the Access Person and the firm commences.

Some Supervised Persons are registered representatives of Foreside Fund Services, LLC, a broker-dealer registered with the SEC that serves as the primary distributor for the Fund (“Foreside”). This registration is meant to enhance the ability of these Supervised Persons to market Fund securities. The Registered Representative Compliance and Supervisory Procedures Manual of Foreside dated July 2020, or if later, as then in effect, contains provisions that require Supervised Persons who are registered representatives of Foreside to report the existence of personal securities accounts to Foreside.

A “Covered Account” includes any securities account that an Access Person or his Affiliated Persons beneficially owns. For these purposes, “beneficially owns” means that the Access Person or his Affiliated Person has or shares the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject security. An Access Person is deemed to beneficially own any security held by any member of his immediate family sharing his household or held by a partnership or other entity that he controls.

Personal Trading Reviews. The policies and procedures in the code of ethics are designed to mitigate any potential material conflicts of interest associated with the personal trading activities of Access Persons. Accordingly, the CCO monitors the investment patterns of Access Person to detect potentially abusive behavior, such as frequent or short-term trading in any security, trading opposite of client trades, trading ahead of clients, and trading that appears to be based on the possession of material nonpublic information.

The CCO reviews all reports submitted pursuant to the code of ethics for potentially abusive behavior. Upon review, the CCO signs her name, notes the date on which the report is reviewed, and includes a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and sanctions, up to and including dismissal. Ms. Cleary monitors the reports of personal securities holdings and transactions submitted by the CCO for compliance with the code of ethics.

In addition, the Foreside compliance manual permits Foreside to engage in risk-based review of the personal securities transactions of Supervised Persons who are registered representatives of Foreside to assess whether the transactions are adverse to the financial interest of Foreside. Reviews of personal securities transactions by Foreside occur only rarely.

Unlawful Acts in Relation to the Fund. In compliance with rule 17j-1(b) under the Investment Company Act, it is unlawful for any affiliated person of or any person who is a principal underwriter for the Fund, in connection with the purchase or sale, directly or indirectly, by the person of securities held or to be acquired by the Fund:

To employ any device, scheme, or artifact to defraud the Fund;

To make any untrue statement of a material fact to the Fund or to omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

To engage in any manipulative practice with respect to the Fund.

Any activity by a Supervised Person that is prohibited by rule 17j-1(b) is treated as a violation of the code of ethics. If the CCO determines that a material violation may involve a fraudulent, deceptive, or manipulative act, she will report her findings to the chief compliance officer of Forum Funds.